MEMORANDUM OF AGREEMENT




         THIS AGREEMENT made as of the 7th day of January, 1998, between GENEREX PHARMACEUTICALS INC., an Ontario corporation, GHI, INC. ("GHI"), a Turks and Cacos corporation, GENEREX BIOTECHNOLOGY CORPORATION, a Delaware corporation, DR. PANKAJ MODI ("Modi"), an individual, and GALAXY TECHNOLOGY, CANADA ("Galaxy"), a proprietorship of Modi's.

         WHEREAS, Modi was engaged by Generex Pharmaceuticals, Inc. ("GPI") to provide certain services to GPI in connection with its research and development initiatives pursuant to a Consulting Agreement made as of the 1st day of October, 1996 (the "Consulting Agreement") between CPI and Modi; and

         WHEREAS, pursuant to an Assignment and Assumption Agreement made as of the 1st day of October, 1997 (the "Assignment and Assumption Agreement"), Modi assigned to GPI all of his rights, title and interests in and to certain drug delivery systems and the intellectual property associated therewith (collectively, the "Technology") and, in that regard, has executed and delivered to GPI a number of related specific assignments (the "Specific Assignments"); and

         WHEREAS, in connection with the execution of the Consulting Agreement and Assignment of certain technology to GPI, Modi received shares of GPI common stock, which shares were held of record by GHI for Modi's benefit, and subsequently exchanged by GHI for shares of Generex Biotechnology corporation ("GBC"); and

         WHEREAS, GBC now owns 100% of the outstanding capital stock of GPI; and

         WHEREAS, Modi owns and controls Galaxy; and

         WHEREAS, Modi has approached management of GPI and GBC, and indicated that he executed and delivered the Consulting Agreement, Assignment and Assumption Agreement and the Specific Assignments because he had satisfied himself that E. Mark Perri, the current Chairman of the Board of GPI, Anna E. Gluskin, the current President of GPI, and Rose C. Perri (collectively, the "Management Group"), the founders and directing mind and will of GPI and the individuals who currently manage or supervise the management of the business and affairs of GPI, had the requisite skills, motivation and vision to make the Technology a medical and commercial success on a worldwide basis, and in reliance upon their representations to him that he would have a central role in the ongoing research and development of the Technology; and

         WHEREAS, Modi considers that his and the Management Group's continued involvement is crucial to the successful development of the Technology and the successful commercial marketing and sale of products employing the Technology ("Technology Products"); and

         WHEREAS, Modi has advised GPI that he intends to exercise his right to terminate the Consulting Agreement in the absence of agreements and procedures that will assure the continued involvement of Modi and the Management Group in the development of the Technology and, ultimately, the manufacture of Technology Products; and

         WHEREAS, GPI and GBC consider that the continued involvement and dedication of Modi is crucial to the successful creation and implementation of the research and development initiatives required to create commercially viable Technology Products;

         NOW, THEREFORE, in consideration of Modi's continued support of GPI and the Technology pursuant to the Consulting Agreement and for other good and valuable consideration, the parties agree as follows:

         1. Extension of Terms of Consulting Agreement. The Consulting Agreement is hereby extended to and including December 31, 2004, and paragraph 5 of the Consulting Agreement is amended accordingly. During the term of the Consulting Agreement, Modi shall have the title of Vice President, Research and Development of GPI and of GBC.

         2. Compensation. Modi's annual fee for services is increased to $132,000 (CDN) per year, payable in equal monthly installments of $11,000, effective as of the earlier of (a) first day of the first month following the date that GPI and GBC, collectively, receive additional equity capital of $2,000,000 (US) or more, or (b) April 1, 1998.

         3. Revisions of Section 7 of Consulting Agreement. Section 7 of the Consulting Agreement is amended and restated in its entirety to provide the following:

         "7. Termination

             This Agreement shall terminate upon the death of the Consultant or declaration by a court of competent jurisdiction that the Consultant is a mentally incompetent person or incapable of handling his affairs due to mental incompetence, and may be terminated:

             (a) at any time by mutual agreement of the Corporation and the Consultant in writing;

             (b) by Consultant at any time after January 1, 2001, upon twelve
             (12) months notice;

             (c) by the Corporation for just cause at any time by giving thirty
             (30) days written notice thereof to the Consultant. As used herein, the term "just cause" shall mean and be limited to:

                 (i) a material breach of trust by the Consultant which causes or threatens serious injury to the Corporation;

                 (ii) gross negligence or incompetence on the part of the
             Consultant;

                 (iii) a material breach of any provision of this Agreement by the Consultant;

                 (iv) inability of the Consultant as a result of a bona fide illness, physical or mental, to attend to his duties hereunder for a period of twenty-four (24) consecutive weeks, which period shall be deemed to commence with such inability and shall continue until the Consultant is once again able to attend to his duties hereunder on a regular basis;

                 (v) disobedience or intentional neglect by the Consultant of any written directive of the Chief Executive Officer of the Corporation which is neither inconsistent with Consultant's duties, authority or rights under this or any other agreement between Consultant and the Corporation, nor outside the scope of his normal duties as Vice President, Research and Development; or

                 (vi) any action by the Consultant taken with the intent to materially and adversely affect a material interest of the Corporation."

         4. Consent Required. During the term of the Consultant Agreement, neither GPI nor GBC, without first consulting with Modi and obtaining his express consent or approval, which consent or approval shall not be withheld by Dr. Modi unreasonably, shall do any of the following or suffer or permit any affiliate of theirs or any other person to do any of the following:

            (a) Publish any papers or otherwise make any public disclosure of previously unpublished research, formulations, test results or other confidential and/or proprietary data relating to the Technology; or

            (b) Enter into a contract for the manufacture of Technology Products, or components of Technology Products; or

            (c) License any other person or entity to use the Technology.

            For purposes hereof, in determining whether or not withholding consent to any of the foregoing actions is unreasonable, among the factors that shall be considered, in the case of (a), are the possible injury to the Corporation and/or the Corporation's research and development program and, in the case of (b) and (c), the commercial and scientific reputation and expertise and financial strength of a prospective manufacturer or licensee.

         5. Election of Modi as a Director. So long as the Consulting Agreement is in force, GPI and GBC shall use their best efforts to cause Modi to be nominated for election and elected a director of both GPI and GBC.

         6. Issuance of Special Voting Rights Preferred Stock. Simultaneously with the execution and delivery of this Agreement, and in consideration of his execution of this Agreement and the sum of $100.00 (US), receipt of which is acknowledged, GBC shall issue and deliver to Modi one thousand (1,000) shares of GBC's Special Voting Rights Preferred Stock (the "SVR Preferred"), the special voting and other rights of which are set forth in the form of "Designation of Special Voting Rights Preferred Stock" attached hereto as Exhibit "A". So long as the SVR Preferred is outstanding, GBC shall not issue any shares of capital stock or take any other corporate actions which would limit or interfere with the exercise of the voting rights of holders of SVR Preferred.

         7. Reimbursement for Prior Costs Incurred. GPI shall pay $150,000 (CDN) to Modi to reimburse Modi for costs previously incurred by him in connection with preparation and filing of patent applications and conducting of tests and clinical trials relating to the Technology. This amount shall be paid in three $50,000 installments on March 31, 1998, June 30, 1998 and September 30, 1998.

         8. Counsel for the Transaction. (a) each of the parties hereto has requested Joseph Chicco ("Chicco") of the firm Connolly Epstein Chicco Foxman Engelmyer & Ewing, Philadelphia, PA, to represent him/it in connection with the preparation and execution of this Memorandum of Agreement. Each of the parties understands that Chicco represents GPI and GBC in matters wholly unrelated to this transaction, but that the business of GPI and GPC is materially dependent on Modi's research and inventions. The parties understand that, with respect to the transactions contemplated by this Memorandum of Agreement, no communications to Chicco by a party shall be considered confidential so as to preclude disclosure to other parties, and the parties acknowledge that Chicco has advised them that he may communicate information obtained from one party to one or more other parties, and will communicate all such information received to another party upon its request. The parties understand that, in this capacity, Chicco cannot be an advocate for his or its interest against the interest of one or more of the other parties. Rather, his role shall be to advise each party on the effect and meaning of various terms that may be proposed by one or more of the parties, and to attempt to mediate and facilitate a resolution of any disputed proposals. Chicco's fees and expenses in connection with this representation shall be paid by GBC.

            (b) Each of the parties waives all real and potential conflicts of interests that arise out of Chicco's multiple representation of the parties in this transaction.

         9. GBC Common Stock. GHI presently owns 8,688,427 shares of GBC Common Stock. GHI and each of the other parties hereto acknowledge that 3,095,238 of such shares (the "Modi Shares") are held in trust for Modi. At Modi's request, record ownership of the Modi Shares shall be transferred to Modi or his nominee by GHI.

         10. Galaxy. All assignments of Technology heretofore made by Modi are intended to include all rights, title and interest of Galaxy in and to such Technology.

         11. Governing Law. This Memorandum of Agreement shall be governed by the laws of the Province of Ontario and of Canada applicable therein, and the parties hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario, except that the parties' rights and obligations with respect to paragraph 6 above shall be governed by the laws of the State of Delaware.

         12. Assignment. The benefits of this Memorandum of Agreement may not be assigned, in whole or in part, by any party without the prior written consent of the others, but this Agreement nevertheless shall be binding upon the parties, their respective heirs, legal personal representatives, successors and permitted assigns.

         IN WITNESS WHEREOF, the parties have executive and delivered this Memorandum of Agreement as of the date first written above.

Witness:

      /S/                                  /S/ Pankaj Modi
--------------------------          ----------------------------------------
                                    Pankaj Modi, individually and on behalf Of
                                    Galaxy Technology, Canada

                                    GENEREX PHARMACEUTICALS INC.


                                    Per:  /S/ Anna E. Gluskin
                                        ------------------------------------
                                          Anna E. Gluskin, President


                                    Per:  /S/ E. Mark Perri
                                        ------------------------------------
                                          E. Mark Perri, Chairman

                                    GENEREX BIOTECHNOLOGY CORP.

                                    Per:  /S/ Anna E. Gluskin
                                        ------------------------------------
                                          Anna E. Gluskin, President


                                    Per:  /S/ E. Mark Perri
                                        ------------------------------------
                                          E. Mark Perri, Chairman


                                    GHI, INC.


                                    Per:  /S/ Anna E. Gluskin
                                        ------------------------------------
                                          Anna E. Gluskin, President


                                    Per:  /S/ E. Mark Perri
                                        ------------------------------------
                                          E. Mark Perri, Chairman

                              CONSULTING AGREEMENT

           THIS AGREEMENT made as of the 1st day of October, 1996.

B E T W E E N:

                          GENEREX PHARMACEUTICALS INC.,
                        a corporation incorporated under
                       the laws of the Province of Ontario

                               (the "Corporation")

                                    - and -

                                DR. PANKAJ MODI,
                          an individual residing in the
                             City of Hamilton in the
                              Province of Ontario,
                             carrying on business as
                            Galaxy Technology Canada

                               (the "Consultant")


         WHEREAS, the Corporation is engaged in the business of the development, manufacturing, marketing, distribution and sale of generic drug products (the "Business");

         AND WHEREAS, the Corporation wishes to engage the Consultant and obtain certain services of the Consulting on and subject to the terms of this Agreement;

         THE PARTIES AGREE AS FOLLOWS:

1.   Appointment

     The Corporation hereby appoints the Consultant to serve as a consultant to the Corporation to perform such services or such duties as the management of the Corporation may from time to time request, at a remuneration and upon and subject to the terms set forth in this Agreement, which the Consultant accepts.

2.   Services

     Subject to section 1 hereof, the Consultant shall provide the following services to, for and on behalf of the Corporation:

     (a) the provision of management, administration and supervision in respect of the Corporation's research and development activities in connection with the Business;

     (b) the determination, establishment and implementation of effective operating procedures for the conduct of the Corporation's research and development activities in an efficient and effective manner;

     (c) the implementation and achievement of the general corporate goals, plans and objectives of the Corporation in respect of research and development and, in connection therewith, full cooperation with the officers and employees of the Corporation;

     (d) the preparation and submission to the President of the Corporation of periodic reports in respect of the Corporation's research and development activities;

     (e)  the enhancement of the image and reputation of the Corporation; and

     (f) the promotion of the best interests and well-being of the Corporation generally,

and such other advisory, operational or consultative functions as the Corporation may reasonably require in connection with the Business. During the continuance of this Agreement, the Consultant shall well and faithfully serve the Corporation and shall report to the President of the Corporation.

3.   Full Time and Attention

     Unless prevented by ill health or other sufficient cause, the Consultant shall devote, during the term of this Agreement, his full working time, attention, skill and efforts to the Corporation as required herein, and the Consultant shall not, without the prior written consent of the Corporation, engage in any other activities competitive with the Business or other undertakings from time to time carried on by the Corporation or any affiliate thereof.

     Notwithstanding the foregoing, the Consultant shall be entitled to an aggregate of three (3) weeks vacation during each of the first three (3) years of the term of this Agreement and an aggregate of four (4) weeks vacation during each year of the term of this Agreement thereafter.

4.   Independent Contractor

     Nothing herein contained shall be construed to be or have effect as a relationship of employer and employee between the Corporation and the Consultant. The Consultant acknowledges that any benefits not specifically listed in this Agreement for his employees providing services under this Agreement shall be for his sole account.

5.   Term

     Unless sooner terminated as provided for herein, this Agreement shall commence on the 1st day of October, 1996, and shall continue until October 31, 2001.

6.   Compensation Fee and Benefits

     For the services to be rendered by the Consultant to the Corporation hereunder, subject to the provisions of this Agreement, the Consultant shall be entitled to receive and the Corporation shall provide during the term of this
Agreement:

     (a) a fee of Eighty Four Thousand Dollars ($84,000) for each year during the term of this Agreement, which shall be paid in equal monthly installments of Seven Thousand Dollars ($7,000) each payable on the 30th day of each month, not in advance; and

     (b) the sum of Five Hundred Dollars ($500) per month payable on the 30th day of each month, not in advance, to offset the expenses and costs (including expenses and costs incurred in obtaining and operating an automobile) incurred in connection with the performance of the Consultant's services hereunder (for greater certainty, any and all expenses and costs incurred by the Consultant in excess of such offsetting payment shall be the sole responsibility of and borne by the Consultant).

7.   Termination

     This Agreement shall terminate upon the death of the Consultant or declaration by a court of competent jurisdiction that the Consultant is a mentally incompetent person or incapable of handling his affairs due to mental incompetency and may be terminated:

     (a) at any time by mutual agreement of the Corporation and the Consultant in writing;

     (b) by either the Consultant or the Corporation without cause at any time upon 12 months written notice;

     (c) by the Corporation for just cause at any time by giving written notice thereof to the Consultant. Without limiting the generality of the foregoing, "just cause" shall include:

          (i) any cause which would entitle the Corporation at law to terminate the service of the Consultant without either notice or pay in lieu of notice;

          (ii) a material breach of trust or duty by the Consultant;

          (iii) dishonesty on the part of the Consultant;

          (iv) gross negligence or incompetence on the part of the Consultant;

          (v)  a material breach of any provision of this Agreement;

          (vi) inability of the Consultant as a result of bona fide illness, physical or mental, to attend on a fully time basis, to his duties hereunder for a period of twenty-four (24) weeks, which period shall be deemed to commence on the first business day that the Consultant does not attend to his duties hereunder on a full time basis, statutory holidays and vacations excepted, and to continue until the Consultant has resumed attendance to his duties hereunder on a full time basis for thirty (30) consecutive business days;

         (vii) if the Consultant files an assignment in bankruptcy or is adjudicated a bankrupt;

        (viii) disobedience or neglect by the Consultant of any reasonable directions of the President of the Corporation; or

          (ix) any action done by the Consultant knowingly or intentionally which is materially detrimental to the welfare or interest of the Corporation, its reputation or the Business.

In the event of termination, either with or without cause, the Consultant shall receive:

     (a)  all fees owing until the date of termination; and

     (b) any benefit to which the Consultant is otherwise entitled to under this Agreement, for services performed to date of termination.

The Consultant acknowledges that the amounts received under this section constitute settlement in full of any claims against the Corporation in respect of termination of this Agreement by the Corporation for just cause or otherwise.

8.   Confidentiality

     The Consultant covenants and agrees with the Corporation that he will not, either during the continuance of this Agreement or at any time thereafter, disclose any confidential information or trade secrets or any other information received by him during the continuance of this Agreement with regard to the financial, operational or other affairs of the Corporation to any person, nor shall they use the same for any purpose other than in furtherance of the Business.

9.   Assignment and Disclosure of Inventions

     The Consultant hereby assigns and transfer to the Corporation his entire right, title and interest in and to all Inventions (as used in this Agreement, "Inventions" shall include but not be limited to, ideas, improvements, designs and discoveries), whether or not patentable and whether or not reduced to practice, made or conceived by the Consultant (whether made solely by him or jointly with others) during the term of this Agreement which relate in any manner to the Business or the actual or demonstrably anticipated business, work, undertaking or research and development of the Corporation or its subsidiaries or results from or are suggested by any task assigned to the Consultant or work performed by him for or on behalf of the Corporation or its subsidiaries either alone or jointly with any other employee or agent of the Corporation and acknowledge that all such Inventions are the sole property of the Corporation

(including, without limitation, Inventions relating to controlled release drugs, topical insulin, intra-nasal insulin and liposomes creams). The Consultant shall disclose such Inventions promptly in writing to the President of the Corporation in order to permit the Corporation to claim rights to which he may be entitled under this Agreement. The Consultant shall, at the Corporation's request, promptly execute written assignments of title to the Corporation for any Invention required to be assigned by this Agreement (an "Assignable Invention") and will preserve any such Assignable Invention as confidential information of the Corporation. Upon request, the Consultant shall assist the Corporation or its nominee at the Corporation's expense during and at any time subsequent to the termination of this Agreement, in every reasonable way, in obtaining for the Corporation's benefit patents and copyrights for Assignable Inventions in any and all jurisdictions, which Inventions shall be and remain the sole and exclusive property of the Corporation or its nominee whether or not patented or copyrighted and shall execute such papers and perform such lawful acts as the Corporation deems to be necessary to allow him to exercise all rights, title and interest in such patents and copyrights. The request and at its expense all such documents, including applications for patents and copyrights and assignments of Inventions, patents and copyrights to be issued therefor, as the Corporation may determine are necessary or desirable to apply for and obtain patents and copyrights on Assignable Inventions in any and all countries and/or to protect the interests of the Corporation or its nominees in such Inventions, patents and copyrights and to vest title thereto in the Corporation or its nominee.

10.  Severability

     In the event that any covenant or portion of any covenant contained in this Agreement shall be unenforceable or be declared invalid for any reason whatsoever by a court of competent jurisdiction, such unenforceability or invalidity shall not affect the enforceability or validity of the remaining covenants or portion of such covenant, and such unenforceable or invalid covenant or portion shall be severable from the remainder of this Agreement.

11.  Non-Transferability

     Neither the Consultant, nor any person claiming through the Consultant, shall have any right to commute, anticipate, encumber or dispose of any payment hereunder, which payments and rights thereto are expressly declared non-assignable and non-transferable, except as otherwise specifically provided herein.

12.  Waiver

     The failure of either party to insist upon performance of, or the waiver by any party of a breach of, any terms or conditions of this Agreement shall not be construed as a waiver of the future performance of such term or condition, and the rights and obligations of either party with respect thereto shall continue in full force and effect.

13.  Notices

     All notices required or permitted to be given by one party to the other shall be given in writing by personal delivery or by registered mail, postage prepaid, addresses to such other party or delivered to such other party as follows:

     (a) to the Corporation, addressed to the attention of the President, at:

         33 Harbour Square
         Suite 202
         Toronto, Ontario
         M5J 2G2

     (b) to the Consultant at:

         1928 Main Street West
         Suite 609
         Hamilton, Ontario
         L85 1J4

Or at such other address as may be given by either of them to the other in writing from time to time and such notices shall be deemed to have been received when delivered, or, if mailed, five (5) business days following the date of mailing thereof; provided that if regular mail service shall be interrupted, any mailed notice shall be deemed to have been received five (5) business days following the resumption of normal mail service.

14.  Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

15.  Currency

     All dollar amounts referred to in this Agreement are in Canadian funds.

16.  Binding Effect

     This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective legal personal representatives, successors and assigns, save and except as otherwise specifically provided herein.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    GENEREX PHARMACEUTICALS INC.


                                    Per: /S/ Anna Gluskin
                                        ---------------------------------
                                          Name:  Anna Gluskin
                                          Title: President


                                          /S/ Pankaj Modi
--------------------------              ---------------------------------
Witness                                 DR. PANKAJ MODI

CONSULTING AGREEMENT

THIS ADDITION IS MADE TO AGREEMENT made as of the 1st day of October, 1996

BETWEEN:

                          GENEREX PHARMACEUTICALS INC.

                               (the "Corporation")

                                 DR. PANKAJ MODI

                               (the "Consultant")



Page 4, Clause 9

Further to the clause 9 of this Agreement, in consideration for the assignment of the intellectual properties specified in schedule A, the consultant will be receiving further compensation in the form of financial remuneration and shares, subject to negotiation by separate agreement.


IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.


                                    GENEREX PHARMACEUTICALS INC.


                                    Per: /S/ Anna Gluskin
                                        ---------------------------------
                                        Name:  Anna Gluskin
                                        Title:    President


                                          /S/ Pankaj Modi
--------------------------              ---------------------------------
Witness                                 DR. PANKAJ MODI